SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

June 22, 2004

Date of report (Date of earliest event reported)

MATRIA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-20619 (Commission File Number)	58-2205984 (IRS Employer Identification No.)

1850 Parkway Place
Marietta, GA 30067
(Address of principal executive offices)

(770) 767-4500
(Registrant’s telephone number, including area code)

Item 5. Other Information and Required FD Disclosure

     On June 22, 2004, Matria Healthcare, Inc. (the “Company”) announced that it has entered into a definitive agreement to sell its direct to consumer fulfillment of diabetic and respiratory equipment, supplies and pharmaceuticals business (the "Pharmacy and Supplies" business), operated by the Company’s wholly owned subsidiaries, Diabetes Self Care, Inc. and Diabetes Management Solutions, Inc. The acquirer of the business will be a subsidiary of CCS Medical, a portfolio company of KRG Capital, a Denver-based private equity firm. The Company expects to receive approximately $102 million in cash and will retain existing accounts receivable and certain other assets. The Board of Directors of each of the parties has approved the transaction, which is expected to be completed on or about June 30, 2004. Closing of the transaction is conditioned upon the completion of specified due diligence requirements and other customary closing conditions. As part of the transaction, the Company and CCS Medical will enter into a strategic agreement pursuant to which CCS Medical will provide diabetes and respiratory supplies to the Company’s disease management customers who view that service as an important component of disease management.

     The Company intends to use approximately $60 million of the proceeds from the transaction to complete the funding of its pending tender offer for its 11% Senior Notes. The Company also intends to use a portion of the proceeds to pay the Quality Oncology earnout of approximately $20 million.

     On June 24, 2004, the Company announced that it accelerated the expiration date of its pending tender offer for all of its outstanding 11% Senior Notes in order to coincide with the targeted closing date for the sale of its Pharmacy and Supplies business. The expiration of the tender offer has been accelerated from 12:00 noon, New York City time, on July 2, 2004 to 9:00 a.m., New York City time, on June 30, 2004. As a result, the Company will be able to immediately apply a portion of the proceeds from the sale of its Pharmacy and Supplies business to repurchase tendered 11% Senior Notes and both transactions can be completed in the same quarter. As a result of the acceleration of the expiration date, the Price Determination Date (as that term is defined in the Offer to Purchase and Consent and Waiver Solicitation Statement) will be June 28, 2004, the second business day prior to the revised expiration date. However, the completion of the sale of the Pharmacy and Supplies business is conditioned upon the completion of specified due diligence requirements and customary closing conditions and there can be no assurance that the transaction will be completed by June 30, 2004. If the sale of the Pharmacy and Supplies business is unable to be completed by June 30, 2004, the Company expects that it will extend the tender offer for a sufficient period in order to enable the asset sale to close simultaneously with the tender offer.

     As stated above, the Company intends to use approximately $60 million from the sale of the Pharmacy and Supplies business, combined with the approximately $83.2 million in net proceeds received from the sale of its 4.875% convertible senior subordinated notes, to repurchase all of the 11% Senior Notes tendered in the tender offer. As of midnight on June 23, 2004, Matria had received valid tenders from holders of $120 million in aggregate principal amount of the 11% Senior Notes, representing 98.36% of the outstanding principal amount of the notes.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIA HEALTHCARE, INC.
By:	/s/ Parker H. Petit
Parker H. Petit
Chairman and Chief Executive Officer

Date: June 24, 2004